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                                                                      Exhibit 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3, Registration Statement No. 33-54617 of Koger Equity , Inc. on Form S-8, Registration Statement No. 333-20975 of Koger Equity, Inc. on Form S-3 and Registration Statement No. 333-23429 of Koger Equity, Inc. on Form S-8 of our reports dated November 6, 1997, on the statement of revenues and certain expenses of Greenville Park Central, the Atrium Building and Pacific Plaza Building, the Ideon Building, the Alexander Building, the Coventry Park West Buildings A and B and the Lincoln Parkway Building for the year ended December 31, 1996 appearing in this Current Report on Form 8-K of Koger Equity, Inc., dated October 1, 1997.


DELOITTE & TOUCHE LLP
Jacksonville, Florida
November 18, 1997




























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